ASSET PURCHASE AGREEMENT

ACQUISITION OF THE ASSETS OF

BLACKMAN UHLER, LLC

BY

GREENVILLE COLORANTS, LLC

DATED: December 23, 2004

ASSET PURCHASE AGREEMENT

AGREEMENT entered into as of the 23rd day of December, 2004, by and among GREENVILLE COLORANTS, LLC, a New Jersey limited liability company ("Buyer"), the individual principals of Buyer who are signatories to this Agreement (the "Buyer Principals"), BLACKMAN UHLER, LLC, a Delaware limited liability company with its principal place of business in Spartanburg, South Carolina ("Seller"), SYNALLOY CORPORATION, a Delaware corporation, the principal member of Seller (the "Member").

RECITALS:

WHEREAS, Buyer wishes to acquire certain assets of Seller and assume certain limited obligations of Seller, and Seller wishes to convey such assets to Buyer and Buyer desires to assume such limited obligations, subject to such limited obligations and subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration for the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, in order to consummate said sale, the parties hereto agree as follows:

ARTICLE 1. PURCHASE AND SALE OF ASSETS.

1.1 Sale of Assets.

(a) Subject to the provisions of this Agreement and except for those assets expressly excluded in paragraph (b) (the "Excluded Assets"), Seller agrees to sell and Buyer agrees to purchase, at the Closing (as defined in Section 1.5 hereto), all of the properties, assets and business of Seller described as follows which are used by the Seller in the manufacture and sale of dyes (the "Business"):

    all inventory of Seller as agreed upon on the Closing Inventory Schedule (as hereinafter defined);

(ii) all rights under outstanding purchase orders for inventory which will be listed on the Closing Inventory Schedule;

(iii) all vendor and customer contracts listed on Schedule 1.1(a)(iii) (the "Assigned Contracts"), all customer lists, customer records, customer files and customer histories related to the Business (the "Customer Records");

    all of Seller's goodwill and intangible assets related to the Business including, without limitation, all trademarks, service marks, trade secrets, product formulations and methods of synthesis (including Azoic formulations and synthesis), brochures, color library, both electronic and paper, and intangible assets necessary or desirable to continue the Business of Seller, excluding data processing or similar services purchased by Seller from Member (the "Intangible Assets"). Seller will change its corporate name from BU, LLC at Closing so that Buyer will have the ability to change its name to BU, LLC; and

    the equipment set forth on Schedule 1.1(a)(v) which will be conveyed to Buyer in an "as is" condition, free and clear of all liens and encumbrances.

The assets and property of Seller to be sold to and purchased by Buyer under this Agreement are hereinafter sometimes referred to as the "Subject Assets."

(b) Excluded from the Subject Assets are all assets of the Seller other than those being sold under subsection (a) above.

1.2 Assumption of Liabilities. Buyer agrees to assume the following liabilities and obligations incurred in or by the Seller in connection with the Business which are existing on the Closing Date: (a) all obligations of the Seller incurred in connection with the Business which arise in the ordinary course of Business after Closing under the Purchase Orders and Assigned Contracts; and (b) all obligations of the Seller expressly set forth on Schedule 1.2. Notwithstanding the generality of the foregoing or anything in this Agreement or the Schedules to the contrary, Buyer shall not assume and shall not be responsible for any payables associated with inventory listed on the Closing Inventory Schedule.

Except as provided above, Buyer shall not assume and shall not be liable for any debt, obligation, responsibility or liability of Seller, or any Affiliate, or any claim against any of the foregoing, whether known or unknown, contingent or absolute, asserted or unasserted, or otherwise and regardless of whether or not disclosed herein or in a Schedule hereto. The foregoing limitation shall include any liability and/or obligation arising out of activities, events, facts or circumstances occurring or existing prior to the Closing or the operation of Seller's businesses prior to or after the Closing.

1.3 Purchase Price and Payment.

(a) In consideration of the sale, transfer, conveyance, assignment and delivery of the Subject Assets by Seller to Buyer, and in reliance upon the representations and warranties made herein by Seller and Member, Buyer will, in full payment therefore, pay to Seller a total purchase priced (the "Purchase Price") of Four Million Nine Hundred Fifty Thousand Dollars ($4,950,000) consisting of the following:

    One Hundred Thousand Dollars ($100,000) which has previously been paid to Seller in the form of a non-refundable deposit;

(ii) Four Hundred Thousand Dollars ($400,000) by check on the signing of this Agreement which will be held by Seller (the "Deposit") ; provided, however, that in the event that the transaction shall not close, the Deposit shall be paid as provided in Section 10.5 hereof;

(iii) By delivery at the Closing of Three Million Six Hundred Thousand Dollars ($3,600,000) in immediately available funds; and

(iv) By payment of one percent (1%) of the monthly gross receipts, exclusions of freight, insurance and taxes of the Buyer and its Affiliates beginning in the month of October 2005, and continuing until the earlier of (i) June 2008, or (ii) the payments under this subsection (iv) totaling Eight Hundred Fifty Thousand Dollars ($850,000). Buyer's accountant will provide Seller with a monthly report as to the monthly receipts. The obligation of the Buyer under this subparagraph shall be secured by a security interest in the Buyer's assets, which interest Seller and Member agree, if requested, to subordinate to any working capital or other borrowing of Buyer from third party financial institutions. The obligations under this subsection shall be unconditional and not subject to set-off or Buyer withhold related to any obligation or dispute which may exist between Buyer and Seller. Payments shall be made on or before the 10th day of the following month. In the event that Buyer shall fail to make timely payment of any monthly payment, after ten days written notice thereof, the difference between the amount paid to date under this subsection and $800,000 shall be immediately due and payable. Buyer recognizes and agrees that the ongoing obligations that it owes under this subsection will be pledged and assigned to the Seller and Member's lender(s) as collateral for the obligations owed by Seller and Member to their lender(s). Seller and Member shall have the right, upon three (3) business days written notice and at its cost to inspect the records of Buyer and its Affiliates related hereto during normal business hours to verify the computation of gross receipts (excluding freight, insurance and taxes).

1.4 Adjustment of Purchase Price. The Purchase Price is based in part on the Seller selling to Buyer inventory of a total cost value equal to that set forth on the Base Inventory Schedule (using the same landed cost valuation methods employed in determining the values set forth on the Base Inventory Sheet). In the event that the inventory delivered to Buyer at Closing as reflected on the Closing Inventory Schedule (including purchase orders for inventory in transit which will paid by Seller) varies by more than one percent (1%) from the value set forth on the Base Inventory Schedule, the Purchase Price will be adjusted, dollar for dollar, for the total amount of such variance from the values set forth on the Base Inventory Schedule. In the event that the variance results in a decrease of the Purchase Price, the decreased amount shall be refunded to Buyer by Seller from payments due under Section 1.3(a)(iii) above. In the event that the variance results in an increase of the Purchase Price, the increased amount shall be payable at Closing. The parties agree that a physical inventory will be taken on the two (2) days preceding Closing and on the day prior Closing, the parties will agree to the adjustment, if any, to the Purchase Price. Such agreed upon inventory (including purchase orders for inventory in transit which will be paid by Seller) will be in a Schedule which shall be a condition of Closing (the "Closing Inventory Schedule").

1.5 Time and Place of Closing. The closing of the purchase and sale provided for in this Agreement (herein called the "Closing") shall be held at the offices of Leatherwood Walker Todd & Mann, P.C., 300 E. McBee Avenue, Suite 500, Greenville, South Carolina 29601 at 10:00 o'clock a.m. on January 28, 2005, (the "Closing Date") or at such other place, date or time as may be fixed by mutual agreement of the parties.

1.6 Transfer of Subject Assets. At the Closing, Seller shall deliver or cause to be delivered to Buyer good and sufficient instruments of transfer transferring to Buyer title to all the Subject Assets including bills of sale, assignments of leases, and such other instruments of transfer as may be required. Such instruments of transfer (i) shall be in the form and will contain the warranties, covenants and other provisions (not inconsistent with the provisions hereto) which are usual and customary for transferring title to the type of property involved under the laws of the jurisdictions applicable to such transfers, (ii) shall be in the form and substance satisfactory to counsel for Buyer, and (iii) except as expressly provided herein, shall effectively vest in Buyer good and marketable title to all the Subject Assets, free and clear of all liens, restrictions and encumbrances, except liens for taxes not yet due and payable. At all times after Closing, Buyer shall have the right to remove all or portions of the purchased inventory from Seller's place of business. Seller shall be responsible for assembling such inventory at its facility for transport by Buyer at Buyer's cost. Buyer will remove any inventory from Seller's facility within two (2) weeks of the end of the tolling agreement specified in Section 1.13.

1.7 Delivery of Records and Contracts. At the Closing, Seller shall deliver or cause to be delivered to Buyer originals of all of Seller's contracts, commitments and rights related to the Business, with such assignments thereof and consents to assignments as are necessary to assure Buyer of the full benefit of the same. Seller shall take all requisite steps to put Buyer in actual possession and operating control of the Subject Assets being transferred in connection herewith. After the Closing, each party shall afford to the other and its accountants and attorneys reasonable access to the books and records respect to the Business and shall permit the other to make extracts and copies therefrom for any proper purpose.

1.8 Further Assurances. Seller from time to time after the Closing at the request of Buyer and without further consideration shall execute and deliver further instruments of transfer and assignment (in addition to those delivered under Section 1.7) and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer each of the Subject Assets. To the extent that the assignment of any contract, commitment or right shall require the consent of other parties thereto, this Agreement shall not constitute an assignment thereof except to the extent such consent is obtained; however, Seller shall use its best efforts before and after the Closing to obtain any necessary consents or waivers to assure Buyer of the benefits of such contracts, commitments or rights. Seller shall cooperate with Buyer to permit Buyer to enjoy Seller's rating and benefits under the workman's compensation laws and unemployment compensation laws of applicable jurisdictions, to the extent permitted by such laws. Nothing herein shall be deemed a waiver by Buyer of its right to receive at the Closing an effective assignment of each of the contracts, commitments or rights of Seller.

1.9 Allocation of Purchase Price. The Purchase Price payable by Buyer for the Subject Assets pursuant to Section 1.3 and the face amount of the Assumed Liabilities assumed pursuant to Section 1.2 shall represent payment for the Subject Assets at the prices shown on a memorandum to be prepared by Buyer and acceptable to Seller, initialed by the parties and delivered by Buyer at the Closing or as soon thereafter as required information is made available. The prices reflected in said memorandum shall represent the fair market values of the Subject Assets at the Closing, to the best of the knowledge and belief of parties and the parties hereto agree that they will not take a position inconsistent with such allocation for Federal income tax purposes.

    Right to Hire Employees. During such time as Seller is manufacturing for Buyer under the tolling relationship described in Section 1.13, Seller shall use its reasonable efforts to make available to Buyer, Seller's employees whose work was predominately with respect to the Business for hire at or after the Closing. Seller shall be responsible for all wages, benefits, severance obligations, vacation and sick leave accruals and other obligations for such employees up to the date such employee is no longer an employee of Seller.

    Non-Competition Agreement. At the Closing, Seller, Member and Buyer shall enter into a Non-Competition Agreement in substantially the form attached as Exhibit 1.11 which prohibits Member or Seller and their Affiliates from directly or indirectly participating in the business of selling dyes. Such non-compete shall permit the Member and its Affiliates to continue to sell dyes (i) directly to end users in the rug and floor covering industries for their own use, (ii) directly to the customers (and successors to all of the business of such customers) of the Member and its Affiliates that are scheduled on Schedule 1.11 for their own use or for resale for use in the rug and floor industry only and upon the occurrence of certain events, Azoic products.

    License Agreement. At the Closing the Member shall grant to Buyer a paid-up, royalty free, exclusive, assignable worldwide license to Buyer to use the Blackman Uhler name and applicable product trade names in connection with the Business and for so long as the Business continues in operation by Buyer or its successors or assigns pursuant to a License Agreement in substantially the form attached as Exhibit 1.12. Such License Agreement shall provide that Seller and Member shall not have the right to use or otherwise license the Blackman Uhler name to sell dyes which compete against Buyer or its affiliates, but shall have the right to use and license the Blackman Uhler name in all other industries than the Business.

    Interim Tolling Agreement. At the Closing, Seller, Member and Buyer shall enter into a tolling agreement which shall terminate on March 31, 2005, unless renewed by the parties which shall contain the following provisions:

    Seller will toll convert Buyer's products for a blending charge of $.20 per pound, a bagging charge of $.25 per pound, a repacking charge of $.15 per pound, and/or $.05 a pound for shipping.

    Seller will not pay any shipping costs or provide any inventory, including packaging.

    Buyer will be responsible for quality control related to the products by maintaining laboratory personnel on the Spartanburg site and will be responsible for approving the quality of any raw materials and/or finished goods utilized in the toll conversion and/or shipped to customers

    Seller will deliver to Buyer copies of the bill of ladings and other documents necessary for Buyer's records.

    Buyer will be responsible for taking customer orders and communicating to Seller production and shipping requirements, including payment of carriers, providing sufficient time for Seller to meet customer requirements.

    Seller will keep Buyer's inventory maintained at the Spartanburg site segregated and insured and will provide Buyer with documentation of applicable inventory balances and transactions. Raw material, work in process and finished goods inventory shall at all times be owned by and titled in the name of Buyer.

    Buyer may terminate the tolling agreement anytime with two weeks notice.

    Invoices for tolling fees will be submitted to Buyer at the end of each month and will be due ten (10) days after the end of each month.

Such Tolling Agreement shall be in substantially the form attached as Exhibit 1.13.

    Long-Term Tolling Agreement. At Closing, Seller, Member and Buyer will enter into a tolling agreement (the "Long-Term Tolling Agreement") regarding Azoic products for a period of three (3) years at a price of $.82 per pound. Such agreement shall be cancelable by Buyer on ninety (90) days' written notice. Such agreement shall provide that Seller and its Affiliates may manufacture and sell such products in the event that Buyer fails to continue this line as a part of its operations, other than as a result of the sale or transfer of the applicable part of the business. Such Long-Term Tolling Agreement shall be in substantially the form attached as Exhibit 1.14.

1.15 Right of First Refusal. Member and Seller jointly and severally agree that for a period of ten (10) years following the closing, prior to any sale of all or any portion of the equipment used by Seller in the Business which is not purchased by the Buyer which constitutes blending equipment (the "Blending Equipment"), Seller and Member shall give written notice to Buyer detailing the Blending Equipment to be sold, the proposed buyer, the price and the payment terms for such equipment. Buyer shall have thirty (30) days to inspect the equipment proposed to be sold and an additional fifteen (15) days to agree in writing to acquire the Blending Equipment (or portion thereof) upon the terms described in the notice. Any such closing shall occur upon thirty (30) days of Buyer's notice of intent to purchase. At closing, Seller and Member shall provide good and marketable title to the equipment free and clear of all liens and encumbrances and evidence satisfactory to Buyer of the foregoing. All of the assets which Member and/or Seller currently own which constitute "Blending Equipment" is set forth as Schedule 1.15.

1.16 Collection of Accounts Receivable. All accounts receivable of the Seller generated prior to the Closing are not Subject Assets. Buyer shall provide Seller with such reasonable assistance as Seller may request in collecting such receivables. In the event that either party receives payment from a customer related to the accounts of the other party, the party receiving such payment shall forward payments to the other party within three (3) days of their receipt. Neither Buyer or Seller will request or suggest that any customer make or refrain from making any specific allocation or designation. Buyer will not settle or compromise any amounts owed to Seller by an account debtor without the consent of Seller. Title to the accounts receivable existing prior to Closing will remain with the Seller.

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF SELLER AND MEMBER.

Seller and Member, jointly and severally, hereby represent and warrant to Buyer as follows (all representations and warranties related to the business of Seller or Member relate solely to the Business):

2.1 Organization and Qualification of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to own, lease and operate its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. The copies of Seller's Articles of Organization, certified by the Secretary of State of the State of Delaware and of Seller's Operating Agreement as amended to date, certified by Seller's Secretary (or the equivalent), previously delivered to Buyer's counsel, are, and will be at the Closing, complete and correct. Seller is duly qualified as a foreign corporation in the State of New Jersey and State of South Carolina. Seller is not qualified to do business as a foreign corporation in any other jurisdiction and, to the knowledge of Seller and Member, is not required to be licensed or qualified to conduct its business or own its property in any other jurisdiction where the failure to be so qualified or in good standing would have a material adverse effect upon the business, business prospects, assets, operations or condition (financial or otherwise) of Seller (a "Material Adverse Effect").

2.2 Ownership of Seller. Schedule 2.2 lists each Member of Seller and the percentage financial and voting rights attributable to each. There are no (i) outstanding or authorized subscriptions, warrants, options or other rights granted by Seller or Member to purchase or acquire membership interests of Seller or (ii) other securities of Seller directly or indirectly convertible into or exchangeable for membership interests of Seller.

2.3 Subsidiaries. Seller does not own, directly or indirectly, any capital stock of any corporation and has no subsidiaries. Seller does not own securities issued by any other business organization or governmental authority and Seller is not a partner or participant in any joint venture or partnership of any kind.

2.4 Authorization of Transaction. Seller has the full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. All necessary action, corporate or otherwise, including receipt of unanimous approval of the members of Seller, has been taken by Seller to authorize the execution, delivery and performance of this Agreement, and the transactions contemplated hereby, and the Agreement is the legal, valid and binding obligation of Seller and Member, enforceable against Seller and Member in accordance with its terms.

2.5 Present Compliance with Obligations and Laws. Seller is not: (a) in violation of its Articles of Organization or Operating Agreement; (b) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice) afford to any person the right to accelerate any indebtedness or terminate any right; (c) in default of or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or any of its assets are bound; or (d) in violation of any law, regulation, administrative order or judicial order, decree or judgment applicable to it or its business or assets or to which it is subject or by which any of its assets or business may be bound, where any such violation or default could have a Material Adverse Effect.

2.6 No Conflict of Transaction With Obligations and Laws. Except as disclosed in Schedule 2.6, neither the execution, delivery and performance of this Agreement, nor the performance of the transactions contemplated hereby, will: (i) constitute a breach or violation of any provision of the Articles of Organization or Operating Agreement of Seller; (ii) require any consent, approval or authorization of or declaration, filing or registration with any person or governmental authority, (iii) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under, any debt instrument by Seller and to which Seller is a party, or give any person the right to accelerate any indebtedness or terminate, modify or cancel any right; (iv) constitute (with or without the passage of time or giving of notice) a default under or breach by Seller or either Member of any other agreement, instrument or obligation to which Seller or either Member is a party or by which it or he or any of their respective assets are bound; (v) result in a violation of any law, regulation, administrative order or judicial order applicable to Seller or its business or assets or to which it is subject, or by which its assets or business may be bound; (vi) invalidate or adversely affect any permit, license or authorization used in Seller's business or (vii) result in the creation of any lien upon any of the assets of Seller.

2.7 Financial Statements.

(a) Attached as Schedule 2.7 hereto are the following financial statements (the "Financial Statements") of Seller, all of which statements are complete and correct and fairly present in all material respects the financial position of Seller on the date of such statements and the results of its operations on the applicable basis for the periods covered thereby, and such Financial Statements have, except as set forth on Schedule 2.7, been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and prior periods:

    Income Statement and Statement of Cash Flows for the 9-month period ending October 2, 2004.

    Balance Sheet as of October 2, 2004.

The balance sheet dated October 2, 2004, included in the Financial Statements is sometimes referred to hereinafter as the "Base Balance Sheet."

(b) The books of account of Seller delivered by the Seller to the Buyer fairly reflect the financial position of Seller in all material respects, and have been maintained on a consistent basis.

2.8 Absence of Certain Changes. Except as set forth on Schedule 2.8 hereto, since the date of the Base Balance Sheet there has not been:

(a) any contingent liability incurred by Seller as guarantor or otherwise with respect to the obligations of others or any other contingent or fixed obligations or liabilities incurred by Seller;

(b) any mortgage, encumbrance or lien placed on any of the properties of Seller which will remain in existence at the time of Closing;

(c) any obligation or liability incurred by Seller other than obligations and liabilities incurred in the ordinary course of business;

(d) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of Seller other than in the ordinary course of business or any purchase of any capital asset costing more than $1,000;

(e) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of Seller;

(f) any non-cash declaration, setting aside or payment of any dividend on, or the making of any other non-cash distribution in respect of, the capital stock of Seller or any direct or indirect non-cash redemption, purchase or other non-cash acquisition by Seller of its own capital stock;

(g) any representation elections, arbitration proceedings, labor strikes, slowdowns or stoppages, or claims of discrimination or unfair labor practices involving Seller and any entrance into any employment contract, consulting agreement or any change in the compensation payable or to become payable by Seller to any of its officers, employees or agents;

(h) any material change with respect to the business organization, management, or supervisory personnel of Seller;

(i) any payment or discharge of a material lien, claim, obligation or liability of Seller which was not shown on the Base Balance Sheet or incurred in the ordinary course of business thereafter;

(j) any write-down of the value of any inventory (including write-downs by reason of shrinkage or mark-down) or any write-offs as uncollectible of any notes or accounts receivable except for write-downs and write-offs that are in the aggregate less than $1,000 or incurred in the ordinary course of business;

(k) any termination, cancellation, limitation or material modification or material change in any business relationship with any material supplier or customer;

    any change in any method of accounting or accounting practice;

    any write-down of the value of any inventory (including write-downs by reason of shrinkage or mark-down) or any write-offs as uncollectible of any notes or accounts receivable except for write-downs and write-offs that are in the aggregate less than $1,000 or incurred in the ordinary course of business;

    any change in the type, kind, amount or issuer of insurance in effect and maintained by Seller except to the extent such change resulted in equivalent insurance with a substitute insurer acceptable to Buyer;

    any termination, cancellation, limitation or material modification or material change in any business relationship with any material supplier or customer;

    any change in the financial condition, working capital, earnings, reserves, properties, assets, liabilities, business or operations of Seller which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had a Material Adverse Effect with respect to Seller;

    any change in any method of accounting or accounting practice;

    to the knowledge of Seller and Member, any disposal or lapse of any rights to the use of any trademark, trade name, copyright, or disposal of or disclosure to any person other than Buyer of any trade secret, formula, process or know-how not theretofore a matter of public knowledge other than pursuant to confidentiality agreements;

    any change in the type, kind, amount or issuer of insurance in effect and maintained by Seller except to the extent such change resulted in equivalent insurance with a substitute insurer acceptable to Buyer;

    any agreement, whether in writing or otherwise, to take any action described in this Section 2.8;

    to the knowledge of Seller and Member, any disposal or lapse of any rights to the use of any trademark, trade name, copyright, or disposal of or disclosure to any person other than Buyer of any trade secret, formula, process or know-how not theretofore a matter of public knowledge other than pursuant to confidentiality agreements;

    any change in the financial condition, working capital, earnings, reserves, properties, assets, liabilities, business or operations of Seller which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had a Material Adverse Effect with respect to Seller; or

    any agreement, whether in writing or otherwise, to take any action described in this Section 2.8.

2.9 Title to Premises; Liens: Condition of Properties. Seller has and shall at Closing convey to Buyer good title to all of the Subject Assets. The Subject Assets will be transferred to Buyer free and clear of all liens, security interests and encumbrances of every kind and nature except for property taxes not yet due and payable.

2.10 Inventories. At Closing, the Closing Inventory Schedule will contain a complete and accurate list of all inventory of Seller. All goods contained in the inventories of Seller reflected on the Closing Inventory Schedule will be of a quality and quantity consistent with the business of Seller as historically conducted. The cost, value, aging and product mix of the inventory shown on the Closing Inventory Schedule will not be materially different than that shown on the Schedule of Inventory dated September 20, 2004 and attached as Schedule 2.10 (the "Base Inventory Schedule"). Purchase commitments for raw materials and parts are not in excess of normal requirements, and, to the knowledge of Seller and Member, none are at prices materially in excess of current market prices.

2.11 Intellectual Property Rights.

(a) A true and complete list of all patents, patent applications, trademarks, service marks, trademark and service mark applications, trade names, and copyrights presently owned or held by Seller and any license of or right related thereto, related to the Business is set forth on Schedule 2.11 hereto and a general description of all trade secrets has been delivered to Buyer (all of the foregoing collectively referred to as "Intellectual Property"). Schedule 2.11 lists the owner of each item of Intellectual Property. Seller owns or has a written license for all of the Intellectual Property necessary to the conduct of its Business as presently conducted and after the Closing, Buyer will possess (by ownership or license) all such Intellectual Property Rights free and clear on liens and encumbrances (other than those granted by Buyer).

(b) Seller has the right to use, free and clear of claims or rights of others, all trade secrets, customer lists and processes used by it in connection with its business and is not using any confidential information or trade secrets of any former employer of any of its past or present employees. Seller has at all times used commercially reasonable efforts to maintain the confidentiality of its trade secrets.

(c) Copies of all forms of nondisclosure or confidentiality agreements utilized by Seller to protect trade secrets have been provided to Buyer. To Seller's and Member's knowledge, the business as presently conducted or as proposed to be conducted by Seller (to the extent such proposed conduct of the business has been disclosed to Buyer) does not and will not cause Seller to infringe or violate any Intellectual Property rights of any other person.

(d) The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby will not trigger any severance payment obligation under any contract or at-law or any notice requirement under any Federal or State Plant Closing law as a result of which Buyer may be liable.

2.12 Contracts and Commitments

(a) Each of the Assigned Contracts is valid, binding and enforceable in accordance with its terms against Seller and, to the knowledge of Seller and Member, against the other parties thereto, is subsisting and (subject to obtaining required consents) fully assignable, and no default by Seller, or to the knowledge of Seller and Member, by any other party exists thereunder.

(b) Except for contracts, commitments, plans, agreements, understandings and licenses, whether written or oral, described in Schedule 2.12(b) hereto (the "Contracts"), Seller is not a party to or subject to:

(i) any contract or agreement for the purchase of any commodity, material (other than raw materials used in the manufacture and/or resale of end-products equipment or asset, except purchase orders in the ordinary course for less than One Thousand Dollars ($1,000) each, such orders not exceeding in the aggregate of Five Thousand Dollars ($5,000);

(ii) any other contracts or agreements creating any obligations of Seller after the date of the Base Balance Sheet of $1,000 or more with respect to any such contract or agreement, other than sales and purchase commitments in the ordinary course of business;

(iii) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

(iv) any contract or agreement which by its terms does not terminate or is not terminable without penalty by Seller (or its successor or assign) within one year after the date hereof,

(v) any contract or agreement for the sale or lease of its products not made in the ordinary course of business;

(vi) any contract with any sales agent, sales representative or distributor of products of Seller;

(vii) any contract containing covenants limiting the freedom of Seller to compete in any line of business or with any person or entity;

(viii) any license or franchise agreement (as licensor or licensee or franchisor or franchisee); or

(ix) any arrangement or obligation with respect to the return of inventory or merchandise other than on account of a defective condition, incorrect quantities or missed delivery dates.

(c) Except for assignments which are not obtained, neither Seller nor any Member has knowledge of any termination, cancellation, limitation or modification or change in any business relationship with any material supplier or customer. For the purposes hereof, a supplier or customer is material if it accounts for more than two percent (2%) of the orders or sales, as the case may be, of Seller on an annual basis.

2.13 Labor and Employee Relations.

(a) Except as shown on Schedule 2.13(a) hereto, there are no currently effective consulting or employment agreements or other material agreements with individual consultants or employees to which Seller is a party. Complete and accurate copies of all such written agreements have been delivered to Buyer. The name and rate of compensation (including all bonus compensation) of each officer, employee or agent of Seller has been previously supplied to Buyer.

(b) None of the employees of Seller is covered by any collective bargaining agreement with any trade or labor union, employees' association or similar association. Seller has complied with all applicable laws, rules and regulations relating to the employment of labor, including without limitation those relating to wages, hours, unfair labor practices, discrimination, and payment of social security and similar taxes, except where failure to comply would not have a Material Adverse Effect. There are no representation elections, arbitration proceedings, labor strikes, slowdowns or stoppages, or claims of discrimination or unfair labor practices pending, or, to the knowledge of Seller and Member, threatened, with respect to the employees of Seller.

(c) There are no complaints against Seller pending or, to the knowledge of Seller and Member, threatened before the National Labor Relations Board or any similar state or local labor agencies, or before the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee or former employee of Seller.

(d) Seller has provided to Buyer a copy of its employee handbook which contains a fair summary of all material employment policies currently in effect under which Seller operates or has communicated to its employees.

(e) To Seller's knowledge, there has not been any citation, fine or penalty imposed or asserted against Seller under any law or regulation relating to employment, immigration or occupational safety matters.

2.14 [Intentionally Deleted]

2.15 Warranty or Other Claims. Except as set forth on Schedule 2.15, neither Seller nor Member knows of, or has reason to know of, any existing or threatened claims, or any facts upon which a claim could be based, against Seller for product that are defective or fail to meet any product or service warranties.

2.16 Litigation. Except for matters described in Schedule 2.16 hereto, there are no claims, actions, suits, arbitration or other proceedings or investigations pending (or, to the knowledge of Seller and Member, threatened) against Seller and there are no outstanding court orders, court decrees, or court stipulations to which Seller is a party or by which any of its assets are bound, any of which (a) question this Agreement or affect the transactions contemplated hereby, or (b) restrict the present business, properties, operations, prospects, assets or condition, financial or otherwise, of Seller, or (c) will result in any material adverse change in the business, properties, operations, prospects, or assets of Seller, on a stand alone or consolidated basis. Neither Seller nor Member has any reason to believe that any such claim, action, suit, arbitration or other proceeding or investigation may be brought against Seller.

2.17 Finder's Fee. Neither Seller nor either Member has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

2.18 Permits. Seller holds and is in compliance with all licenses, permits, registrations, orders, authorizations, approvals and franchises which are required to permit it to conduct its business as presently conducted, except where failure to so comply would not have a Material Adverse Effect, and all such licenses, permits, registrations, orders, authorizations, approvals and franchises are listed on Schedule 2.18 hereto, and except as indicated on said Schedule are now valid, in full force and effect. Seller has not received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise. Seller has not received any notification of non-compliance or violation with any such license, permit, registrations, order, authorizations, approvals or franchises.

2.17 Finder's Fee. Neither Seller nor either Member has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

2.18 Disclosure of Material Information. Neither this Agreement nor any exhibit hereto or certificate issued pursuant hereto contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein not misleading, relating to the business or affairs of Seller. There is no fact known to Seller or either Member which adversely affects, or is likely to (so far as now can be reasonably foreseen) substantially and materially adversely affect materially adversely affect, the business, condition (financial or otherwise) or prospects of Seller which has not been specifically disclosed herein.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer hereby represents and warrants to Seller and Member as follows:

3.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey with full power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

3.2 Authorization of Transaction. Buyer has the full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. All necessary action, corporate or otherwise, including receipt of unanimous approval of all directors of Buyer, has been taken by Buyer to authorize the execution, delivery and performance of this Agreement and the transactions and agreements contemplated hereby and the same constitute the legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms.

3.3 No Conflict of Transaction with Obligations and Laws.

(a) Neither the execution, delivery and performance of this Agreement or any of the agreements contemplated hereby, nor the performance of the transactions contemplated hereby, will: (i) constitute a breach or violation of Buyer's Articles of Incorporation or bylaws; (ii) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under any material agreement, instrument or obligation to which Buyer is a party or by which it or its assets are bound which would materially affect the performance by Buyer of its obligations under this Agreement; or (iii) result in a violation of any law, regulation, administrative order or judicial order applicable to Buyer.

(b) The execution, delivery and performance of this Agreement and the transactions contemplated hereby by Buyer do not require the consent, waiver, approval, authorization, exemption of or giving of notice to any governmental authority.

3.4 Finder's Fee. Buyer has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

3.5 Authorization from Others. Buyer has obtained and delivered to Seller all authorizations, consents and permits of others required to permit the consummation by Buyer of the transactions contemplated by this Agreement and the agreements contemplated hereby.

3.6 Litigation. There is no litigation pending or, to the knowledge of Buyer, threatened against Buyer which will have a material adverse effect on its properties, assets or business or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

3.7 Employment Agreements. Buyer has negotiated the terms of employment agreements with Howard Printz and any other employees of Seller that it deemed necessary and appropriate.

ARTICLE 4. COVENANTS OF SELLER AND MEMBER

Seller and Member hereby jointly and severally covenant and agree with Buyer as follows:

4.1 Conduct of Business. Between the date of this Agreement and the Closing, Seller will do the following as it relates to the Business unless Buyer shall otherwise consent in writing:

(a) conduct the Business only in the ordinary course and refrain from changing or introducing, in any material respect, any method of management or operations except in the ordinary course of business and consistent with prior practices;

(b) refrain from making any material purchase, sale or disposition of any asset or property other than in the ordinary course of business;

(c) refrain from incurring any contingent liability as a guarantor or otherwise with respect to the obligations of others, and from incurring any other contingent or fixed obligations or liabilities except those that are usual and normal in the ordinary course of business;

(d) except with respect to the sale of inventory in the ordinary course of business, or as required by the terms hereof, refrain from entering into any material agreements or amending or terminating any material contract agreement or license to which it is a party or waiving or releasing any material right or claim;

(e) maintain its equipment and other assets in good working condition and repair consistent with historic practices of Seller, subject only to ordinary wear and tear;

(f) refrain from entering into any employment contract (other than as may be contemplated by this Agreement) or making any change in the compensation payable or to become payable to any of its officers, employees or agents, except for cost of living and/or merit raises for non-salaried employees consistent with historic practices, subject to the prior approval of Buyer, which will not be unreasonably withheld or delayed;

(g) refrain from instituting, terminating, changing or making any representations, either oral or written, to increase or change any Benefit Plan;

(h) withhold or remit with respect to all employees all employment taxes;

(i) refrain from selling or purchasing any assets, other than in the ordinary course of business, merging, consolidating or reorganizing with, or acquiring, any entity, or enter into discussions with any party, other than Buyer, with regard to the foregoing;

(k) use its best efforts to keep intact its business organization, to keep available its present officers, agents and employees and to preserve the goodwill of all suppliers, customers and others having business relations with it;

(l) permit Buyer and its authorized representatives to have reasonable access to all of Seller's properties (both in Spartanburg, South Carolina and Clifton, New Jersey), assets, records, tax returns, employees, contracts and documents, which are reasonably necessary to complete Buyer's due diligence and confirm the representations and warranties contained herein, and to understand, plan for and make arrangements for (including installing communication devices) the transition of the business and furnish to Buyer or its authorized representatives such financial and other information with respect to its business or properties as Buyer may from time to time reasonably request; and

(m) agree to do any of the things described in the preceding clauses (a) through (e).

4.2 Authorization from Others. Prior to the Closing, the Members will have obtained, and will cause Seller to have obtained, all authorizations, consents and permits of others required to permit the consummation by the Members and Seller of the transactions contemplated by this Agreement.

4.3 Breach of Representations and Warranties. Prior to the Closing, promptly upon the occurrence of, or promptly upon Seller or a Member becoming aware of the imminent or threatened occurrence of, any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to Seller or a Member prior to the date hereof, of any of the representations and warranties of Seller or a Member contained in or referred to in this Agreement, such person shall give detailed written notice thereof to Buyer, and Seller and Member shall use their best efforts to prevent or promptly remedy the same.

4.4 Consummation of Agreement. Seller and Member shall use his, her or its best efforts to perform and fulfill, and to cause Seller to perform and fulfill, all conditions and obligations on their part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out. To this end, Seller will obtain all necessary authorizations or approvals of its Members and Board of Directors. From the date hereof until the termination of this Agreement, neither Seller nor Member will discuss or negotiate with any other party, or entertain or consider any inquiries or proposals received from any other party, concerning the possible disposition of the Business.

4.5 Exclusivity. Neither Seller nor the Member shall, directly or indirectly, (a) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than the Buyer) concerning any merger, consolidation, sale of material assets, recapitalization, or other business combination involving the Seller, or (b) provide any information concerning the business, properties or assets of the Seller to any person or entity (other than the Buyer and its representatives or, Buyer's lender and its representatives).

ARTICLE 5. COVENANTS OF BUYER.

Buyer hereby covenants and agrees with Seller and Member as follows:

5.1 Authorization from Others. Prior to the Closing, Buyer will have obtained all authorizations, consents and permits of others required to permit the consummation by Buyer of the transactions contemplated by this Agreement.

5.2 Consummation of Agreement. Buyer shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out. To this end, Buyer will obtain any approvals of its stockholders or Board of Directors which may be required in order to consummate the transactions contemplated hereby.

ARTICLE 6. CONDITIONS TO OBLIGATIONS OF BUYER.

The obligations of Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the condition that on or before the Closing the actions required by this Article 6 will have been accomplished or waived in writing by Buyer.

6.1 Representations; Warranties; Covenants. Each of the representations and warranties of Seller and Member contained in Article 2 shall be true and correct in all material respects as though made on and as of the Closing. Seller and Member shall, on or before the Closing, have performed in all material respects all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing; and Seller shall have delivered to Buyer a certificate of Seller's President dated as of the Closing to the foregoing effect.

6.2 Opinion of Seller's Counsel. At the Closing, Buyer shall have received from Haynsworth, Sinkler Boyd, P.A., counsel for Seller and Member, an opinion dated as of the Closing in form and content acceptable to Buyer.

6.3 Absence of Certain Litigation. There shall not be any (a) injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided, (b) suit, action or other proceeding by any federal, state, local or foreign government (or any agency thereof) pending before any court or governmental agency, or threatened to be filed or initiated, wherein such complainant seeks the restraint or prohibition of the consummation of any material transaction contemplated by this Agreement or asserts the illegality thereof, or (c) suit, action or other proceeding by a private party pending before any court or governmental agency, or threatened to be filed or initiated, which in the reasonable opinion of counsel for Buyer is likely to result in the restraint or prohibition of the consummation of any material transaction contemplated hereby or the obtaining of an amount in payment (or indemnification) of material damages from or other material relief against any of the parties or against any directors or officers of Buyer, in connection with the consummation of any material transaction contemplated hereby.

6.4 No Bankruptcy. Seller shall not (i) have commenced a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or substantially all of its property, or have consented to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or have made a general assignment for the benefit of its creditors, or (ii) have an involuntary case or other proceeding commenced against it seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereinafter in effect or seeking the appointing of a trustee, receiver, liquidator, custodian or similar official of it or substantially all of its property, or (iii) have an attachment placed on all or a significant portion of its assets.

6.5 No Adverse Change. There shall be no material adverse change to the Subject Assets or Business of Seller taken as a whole since the date of this Agreement.

6.6 Release of Liens, Security Interests and Other Encumbrances. Seller shall have delivered to Buyer evidence satisfactory to Buyer and its counsel that Seller is able to deliver the Subject Assets free and clear of all liens (other than for taxes not yet due and payable), attachments, mortgages, security interests or other encumbrances of any nature whatsoever including without limitation a Tax Compliance Certificate issued by South Carolina Department of Revenue and dated within thirty (30) days of the date of closing.

6.7 Authorization from Others. Except as set forth on Schedule 6.7, Seller shall have obtained all of the waivers, permits, consents approvals or other authorizations, and effected all of the registrations, filings and notices that are reasonably deemed necessary by Buyer, upon advice of counsel, (i) to provide for the continuation by Buyer of the business of Seller, (ii) to assign to Buyer all of the Contracts, and (iii) to consummate the transactions contemplated by this Agreement.

6.8 Instruments of Transfer. Seller shall have executed and delivered to Buyer good and sufficient instruments of transfer of title to all the Subject Assets including bills of sale, assignments of leases, , and such other instruments of transfer as may be required.

6.9 Delivery of Records and Contracts. Except as set forth on Schedule 6.7, Seller shall have procured any necessary consents to the assignment of the Assigned Contracts. In addition, Seller shall have used all reasonable efforts to have delivered or caused to be delivered to Buyer all of material leases, contracts, commitments and rights, or such assignments thereof and consent to assignments as are necessary to ensure Buyer the full benefit of same. Seller shall also have delivered or made available for copying to Buyer all of Seller's business records, books and other data relating to the Subject Assets, and the business and operations represented thereby.

6.10 Allocation of Purchase Price. Buyer, Seller and Member shall have initialed the allocation of Purchase Price memorandum, to be prepared in accordance with Section 1.9.

    Inventory. The parties shall have completed the Closing Inventory Schedule provided for in Section 1.4 hereof and agreed to the adjustment, if any, in the Purchase Price as provided in Section 1.4. On the day of Closing, Seller shall supply samples of the items of inventory listed on the Closing Inventory Schedule. consistent with current practices. Buyer shall supply all packaging to effect the foregoing. Seller shall also provide to Buyer a listing of Seller's standards for inventory.

6.12 Insurance. Seller shall provide to Buyer evidence of insurance as required in Section 1.13(f) hereof.

6.13 Tolling Agreements. Seller, Member and Buyer shall have entered into the Interim Tolling Agreement and Long Term Tolling Agreement on the terms and conditions set forth in Sections 1.13 and 1.14, respectively.

6.14 Transitional Services Agreement. Buyer, Seller and Member shall have entered into a Transitional Services Agreement in substantially the form attached hereto as Exhibit 6.14.

6.15 Sumitomo Agreement. Buyer shall have received a letter from Sumitomo indicating its intent to sell product to Buyer and agreement to negotiate a new contract with Buyer.

ARTICLE 7. CONDITIONS TO OBLIGATIONS OF SELLER AND MEMBERS

The obligations of Seller and Member to consummate this Agreement and the transactions contemplated hereby are subject to the condition that on or before the Closing the actions required by this Article 7 will have been accomplished or waived in writing by Seller:

7.1 Payment of the Purchase Price. Buyer shall have paid at closing the Purchase Price, including the obligations set forth in Section 1.3 hereof.

7.2 Inventory. The parties shall have completed the Closing Inventory Schedule provided for in Section 1.4 hereof and agreed to the adjustment, if any, to the Purchase Price as provided in Section 1.4.

7.3 Representations; Warranties; Covenants. Each of the representations and warranties of Buyer contained in Article 3 shall be true and correct in all material respects as though made on and as of the Closing; Buyer shall, on or before the Closing, have performed in all material respects all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing; and Buyer shall have delivered to Seller a certificate of the President of Buyer dated as of the Closing to such effect.

7.4 Absence of Certain Litigation. There shall not be any (a) injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided, (b) suit, action or other proceeding by any federal, state, local or foreign government (or any agency thereof) pending before any court or governmental agency, or threatened to be filed or initiated, wherein such complainant seeks the restraint or prohibition of the consummation of any material transaction contemplated by this Agreement or asserts the illegality thereof, or (c) suit, action or other proceeding by a private party pending before any court or governmental agency, or threatened to be filed or initiated, which in the reasonable opinion of counsel for Seller and Member is likely to result in the restraint or prohibition of the consummation of any material transaction contemplated hereby or the obtaining of an amount in payment (or indemnification) of material damages from or other material relief against any of the parties or against any directors or officers of Seller and Member, in connection with the consummation of any material transaction contemplated hereby.

7.5 Authorization from Others. Buyer shall have obtained all of the waivers, permits, consents, approvals or other authorizations that are reasonably deemed necessary by Seller, upon advice of counsel, to consummate the transactions contemplated by this Agreement.

7.6 No Bankruptcy. Buyer shall not (i) have commenced a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or substantially all of its property, or have consented to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or have made a general assignment for the benefit of its creditors, or (ii) have an involuntary case or other proceeding commenced against it seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereinafter in effect or seeking the appointing of a trustee, receiver, liquidator, custodian or similar official of it or substantially all of its property or (iii) have an attachment placed on all or a significant portion of its assets, and no such action described in this Section 7.4 shall be threatened by a bona fide third party.

7.7 Board Approval. The Seller and Member shall have received approval of the transaction from its Board of Directors.

ARTICLE 8. RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

8.1 Survival of Warranties. All representations, warranties, agreements, covenants and obligations herein or in any schedule, certificate or financial statement delivered by any party to the other party or parties incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing for the periods of indemnification under Article 9, regardless of any investigation or contrary knowledge and shall not merge in the performance of any obligation by the parties hereto.

8.2 Payment of Debts. Seller shall as promptly as possible after the Closing pay all debts and obligations not to be assumed by Buyer hereunder within their respective existing credit terms.

ARTICLE 9. INDEMNIFICATION.

9.1 Definitions. For purposes of this Article 9:

"Losses" means all losses, damages (including, without limitation, punitive and consequential damages), liabilities, payments and obligations, and all expenses related thereto. Losses shall include any reasonable legal fees and costs incurred by any of the Indemnified Persons subsequent to the Closing in defense of or in connection with any alleged or asserted liability, payment or obligation for which indemnity is forthcoming under Section 9.2 or Section 9.3 below, whether or not any liability or payment, obligation or judgment is ultimately imposed against the Indemnified Persons and whether or not the Indemnified Persons are made or become parties to any such action.

"Buyer's Indemnified Persons" means Buyer, its parent, subsidiary and affiliated corporations, and their respective directors, officers, employees, stockholders and agents.

"Indemnified Person" means any person entitled to be indemnified under this Article 9.

"Indemnifying Person" means any person obligated to indemnify another person under this Article 9.

"Sellers' Indemnified Persons" means each of Seller and the Member, and their respective directors, officers, stockholders and agents.

"Third Party Action" means any written assertion of a claim, or the commencement of any action, suit, or proceeding, by a third party as to which any person believes it may be an Indemnified Person hereunder.

9.2 Indemnification by Seller and Member. Subject to this Article 9, each of Seller and Member, jointly and severally, agree to defend, indemnify and hold harmless Buyer's Indemnified Persons from and against all Losses directly or indirectly incurred by or sought to be imposed upon any of them:

(a) resulting from or arising out of any breach of any of the representations or warranties (made by Seller or a Member in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing;

(b) resulting from or arising out of any breach of any covenant or agreement made by Seller or a Member in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing, to be performed by Seller or a Member on or before the Closing

(c) resulting from or arising out of any breach of any covenant or agreement made by Seller or a Member in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing to be performed by Seller or a Member after the Closing;

(d) in respect of any liability or obligation of Seller or a Member not included in the Assumed Liabilities, including any liability or obligation arising out of facts or circumstances existing prior to the Closing or the operation of Seller's business prior to the Closing, including any Losses resulting from product returns or defects for product sold by Seller to third parties prior to the Closing and any liability with respect to any employee of Seller or Member prior to or after closing including without limitation any liability for leave, severance, vacation time or similar items or any severance payment obligations applicable to Seller and Member's employees or which are triggered as a result of the transaction contemplated herein;

(e) resulting from or arising out of any liability, payment or obligation in respect of any taxes owing by Seller of any kind or description (including interest and penalties with respect thereto) for all periods or portions of periods ending on or before the Closing Date except for transfer taxes arising out of the transactions contemplated hereby;

(f) resulting from or arising out of any third party action, whether by a governmental authority or other third party for damages, including fines and penalties or clean-up costs or other compliance costs under any Environmental Law arising out of or caused in whole or in part by the operations of Seller or Member or any affiliate or predecessor prior to or after the Closing; or

(g) resulting from or arising out of the fraud of Seller or a Member, or any of them.

It is expressly agreed that any such indemnification by Seller and Member shall not apply to Losses arising out of any claim related to product sold by Buyer post-Closing.

9.3 Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify and hold harmless Sellers' Indemnified Persons from any and all Losses directly or indirectly incurred by or sought to be imposed upon them:

(a) resulting from or arising out of any breach of any of the representations or warranties made by Buyer in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing;

(b resulting from or arising out of any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing, to be performed by Buyer on or before the Closing;

(c) resulting from or arising out of any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing, to be performed by Buyer after the Closing;

(d) in respect of any liability or obligation of Buyer included in the Assumed Liabilities, including any liability or obligation arising out of facts or circumstances arising after the Closing or the operation of Buyer's business prior to the Closing;

(e) resulting from or arising out of any liability, payment or obligation of Buyer arising out of any litigation or similar matter asserted against Buyer, in each case to the extent such litigation or other matter arose out of or relates to the business of Buyer after the Closing; or

(f) resulting from or arising out of the fraud of Buyer.

9.4 Limitations on Indemnification.

(a) Indemnification Period. Neither Seller nor Member nor Buyer shall have any indemnification liability under Section 9.2 (a) or 9.3 unless one or more of the Indemnified Persons gives written notice to the Indemnifying Persons asserting a claim for Losses in accordance with Section 9.5 hereof, on or before three (3) years from the Closing Date or as to Section 9.2(b) - (g) on or before the expiration of the applicable statute of limitations.

9.5 Notice. The Indemnified Person shall give prompt written notice to the Indemnifying Person of each claim for indemnification hereunder, specifying the amount and nature of the claim, and of any matter which in the opinion of the Indemnifying Person is likely to give rise to an indemnification claim. The omission to give such notice to the Indemnifying Person will not relieve the Indemnifying Person of any liability hereunder unless it was prejudiced thereby under this Article 9.

9.6 Defense of Third Party Actions.

(a) Promptly after receipt of notice of any Third Party Action, any person who believes he, she or it may be an Indemnified Person will give notice to the potential Indemnifying Person of such action. The omission to give such notice to the Indemnifying Person will not relieve the Indemnifying Person of any liability hereunder unless it was prejudiced thereby, nor will it relieve it of any liability which it may have other than under this Article 9.

(b) Upon receipt of a notice of a Third Party Action, the Indemnifying Person shall have the right, at its option and at its own expense, to participate in and be present at the defense of such Third Party Action, but not to control the defense, negotiation or settlement thereof, which control shall remain with the Indemnified Person, unless the Indemnifying Person makes the election provided in paragraph (c) below.

(c) By written notice within forty-five (45) days after receipt of a notice of a Third Party Action, an Indemnifying Person may elect to assume control of the defense, negotiation and settlement thereof, with counsel reasonably satisfactory to the Indemnified Person; provided, however, that the Indemnifying Person agrees (i) to promptly indemnify the Indemnified Person for its reasonable expenses to date, and (ii) to hold the Indemnified Person harmless from and against any and all indemnified Losses, caused by or arising out of any settlement of the Third Party Action or any judgment in connection with that Third Party Action. The Indemnifying Persons shall not in the defense of the Third Party Action enter into any settlement which does not include as a term thereof the unconditional release by the third party claimant of the Indemnified Person, or consent to entry of any judgment, except with the consent of the Indemnified Person.

(d) Upon assumption of control of the defense of a Third Party Action under paragraph (c) above, the Indemnifying Person will not be liable to the Indemnified Person hereunder for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense of the Third Party Action, other than reasonable expenses of investigation.

(e) If the Indemnifying Person does not elect to control the defense of a Third Party Action under paragraph (c), the Indemnifying Person shall promptly reimburse the Indemnified Person for expenses incurred by the Indemnified Person in connection with defense of such Third Party Action, as and when the same shall be incurred by the Indemnified Person.

(f) In the event an Indemnifying Person successfully demonstrates that the party seeking indemnification is responsible and the Indemnifying Person is in fact the party entitled to indemnity hereunder, the Indemnifying Party shall be entitled to recover its Losses with respect to such matter from the party initially seeking indemnification hereunder.

(g) Any person who has not assumed control of the defense of any Third Party Action shall have the duty to cooperate with the party which assumed such defense.

9.7 Miscellaneous.

(a) Buyer's Indemnified Persons shall be entitled to indemnification under Section 9.2 and Seller's Indemnified Persons shall be entitled to indemnification under Section 9.3, regardless of whether the matter giving rise to the applicable liability, payment, obligation or expense may have been previously disclosed to any such person unless disclosed in writing herein on the Schedules hereto unless otherwise indicated to the contrary thereon.

(b) If any Loss is recoverable under more than one provision hereof, the Indemnified Person shall be entitled to assert a claim for such Loss until the expiration of the longest period of time within which to assert a claim for Loss under any of the provisions which are applicable.

9.8 Payment of Indemnification. Claims for indemnification under this Article 9 shall be paid or otherwise satisfied by the Indemnifying Persons within thirty (30) days after notice thereof is given by the Indemnified Person.

ARTICLE 10. TERMINATION OF AGREEMENT.

10.1 Termination. In connection with the structure of the transactions as described in this Agreement, the parties have agreed that this Agreement shall not be terminated, except in accordance with the provisions of this Article 10, all strictly construed against the party seeking such termination. This Agreement may be terminated any time prior to the Closing by mutual consent of the parties. In addition, this Agreement may be terminated by either Buyer or Seller, if, without fault of such terminating party, the Closing shall not have occurred on or before the date specified in Section 1.5, subject to extension as set forth in that Section.

10.2 Termination by Buyer Upon Seller or a Member Breach. This Agreement may be terminated by Buyer if the conditions stated in Article 6, have not been satisfied at or prior to the Closing.

10.3 Termination by Seller Upon Buyer Breach. This Agreement may be terminated by Seller if the conditions stated in Article 7 have not been satisfied at or prior to the Closing;

10.4 Procedure for Termination. In the event of termination by Buyer or Seller pursuant to this Article 10, written notice thereof shall forthwith be given to the other.

10.5 Effect of Termination. In the event of termination of this Agreement pursuant to this Article 10, all obligations of the parties hereunder shall terminate; provided however, that except as otherwise expressly provided in clause of this Section 10.5, (a) if this Agreement is terminated by Buyer as a result of (i) a breach by Seller or a Member of the terms hereof,, (ii) Seller's and Member's failure to satisfy the conditions set forth in Sections 6.1, 6.2, 6.4, 6.6, 6.8, 6.9, 6.10, 6.12, 6.13, or 6.14 or (iii) the conditions set forth in Sections 6.3, 6.5, 6.7, Section 7.4 (if not a result of Buyer's actions), Section 7.5 (other than the failure to obtain a consent related to an existing contractual relationship of Buyer including any financing related consent of Buyer), or Section 7.7 not having been met, Buyer shall be entitled to be paid the Deposit described in Section 1.3(a)(ii) or; (b) in the event this Agreement is terminated as a result of (x) a breach by Buyer of the terms hereof, (y) Buyer's failure to satisfy the conditions set forth in Sections 7.1, 7.3, 7.5 (if the failure to obtain a consent relates to an existing contractual relationship of Buyer including any financing related consent), or 7.6, or (z) conditions set forth in Section 7.4 not having been met as a result of Buyer's actions, Seller shall be entitled to retain the Deposit described in Section 1.3(a)(ii). In the event the transaction shall fail to close as a result of the failure to satisfy the conditions set forth in Sections 6.11 and 7.2, parties shall immediately appoint an independent third party expert to evaluate the relative positions of the parties. The expert shall determine the value of the inventory deliverable at Closing as provided in Section 2.10 hereof (the "Deliverable Value") If the price that Seller and Member were willing to accept is not more than the Deliverable Value plus five percent (5%), Seller and Member shall be entitled to retain the Deposit. If the price that Seller and Member were willing to accept is more than the Deliverable Value plus five percent (5%), Buyer shall be entitled to be repaid the Deposit. Except for damages resulting from a breach of Section 11.4 hereof, the retention by Seller of the Deposit pursuant to the foregoing shall be in full and complete satisfaction of any and all liabilities of Buyer and its employees, shareholders, directors or affiliates in connection with this Agreement and the transactions contemplated hereby and of any damages resulting from the breach of any obligations or duties in connection herewith or therewith.

In the event that the parties are unable to agree to which party is entitled to the Deposit, the parties shall appoint a single arbitrator to resolve the dispute. In the event that parties are unable to select an arbitrator to resolve the dispute within thirty (30) days following the failed closing, the parties shall submit the matter to arbitration to be conducted by the American Arbitration Association by a single arbitrator under the AAA's Commercial Rules. Such arbitration shall be held in Greenville, South Carolina

10.6 Right to Proceed. Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Article 6 hereof have not been satisfied, Buyer shall have the right to proceed with the transactions contemplated hereby without waiving its rights hereunder, and if any of the conditions specified in Article 7 hereof have not been satisfied, Seller shall have the right to proceed with the transactions contemplated hereby without waiving its rights hereunder.

ARTICLE 11. MISCELLANEOUS.

11.1 Fees and Expenses. Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement and, except as otherwise provided in this Agreement, no expenses of Seller or Member relating in any way to the purchase and sale of the Subject Assets hereunder shall be charged to or paid by Buyer.

11.2 Notices. Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing (or in the form of a telegram or facsimile transmission, receipt telephonically communicated) addressed as provided below and if either (a) actually delivered electronically or physically at said address (provided that if said address is a business, delivery is made during normal business hours), or (b) in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the United States mail, postage prepaid and registered or certified, return receipt requested, or (c) forty eight (48) hours shall have elapsed after the same shall have been sent by nationally recognized overnight receipted courier:

If to a Member or Seller, to:

Synalloy Corporation

Post Office Box 5627

Spartanburg, SC 29304

Attn: Gregory M. Bowie

Telephone: 864-596-1535

Facsimile: 864-596-1501

with a copy to:

Haynsworth Sinkler Boyd, P.A.

Post Office Box 2048

Greenville, SC 19602

Attn: Joseph J. Blake, Jr.

Telephone: (864) 240-3274

Facsimile: (864) 240-3300

If to Buyer, to:

Greenville Colorants, LLC

20 Linden Avenue East

Jersey City, NJ 07385

Attn: Robert S. Weiss

Telephone: (800) 526-3192

Facsimile: (267) 295-8489

with a copy to:

Frank C. Williams III, Esquire

Leatherwood Walker Todd & Mann, P.C.

300 East McBee Avenue, Suite 500

Greenville, South Carolina 29601

Telephone: (864) 240-2487

Facsimile: (864) 240-2479

and in any case at such other address as the addressee shall have specified by written notice. All periods of notice shall be measured from the date of delivery thereof.

11.3 Publicity and Disclosures. No press releases or any public disclosure, either written or oral, of the transactions contemplated by this Agreement shall be made without the mutual consent of the parties.

11.4 Confidentiality. Except as otherwise required by law, the parties agree that they will keep confidential and not disclose or divulge any confidential, proprietary or secret information which they may obtain from Seller or Buyer in connection with the transactions contemplated herein, or pursuant to inspection fights granted hereunder, or any terms hereof, unless such information is or hereafter becomes public information and except as otherwise required by law. This provision shall survive the Closing of the transactions contemplated hereby.

11.5 Entire Agreement. This Agreement (including all exhibits or schedules appended to this Agreement and all documents delivered pursuant to or referred to in this Agreement, all of which are hereby incorporated herein by reference) constitutes the entire agreement between the parties, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by any party hereto, have been expressed herein or in the documents incorporated herein by reference.

11.6 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

11.7 Assignability. Neither this Agreement, any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing, nor any right to the payment of money or other obligations hereunder or thereunder may be assigned by Seller or a Member without the prior written consent of Buyer except to an Affiliate of the Member; provided, however, that Buyer agrees that Seller and Member may pledge the contractual rights owed by it hereunder to their lender(s). Unless otherwise expressly consented to by the other parties hereto, no assignment by any party hereto shall relieve that party of any obligations hereunder or under any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

11.8 Amendment. This Agreement may be amended only by a written agreement executed by Buyer, Seller, Member, and the Buyer Principals hereby agree to be bound by and to consent to any such amendment.

11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the South Carolina.

11.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

11.11 Effect of Table of Contents and Headings. Any table of contents, title of an article or section heading herein contained is for convenience of reference only and shall not affect the meaning of construction of any of the provisions hereof.

11.12 Knowledge. For purposes of this Agreement, the knowledge of a person shall mean to the best of such person's knowledge after due investigation.

ARTICLE 12 DEFINITIONS

The following terms as used in this Agreement shall mean:

    "Affiliate" means as to any Person, each of the Persons that directly or indirectly, through one or more intermediaries, owns or controls, or is controlled by or under common control with, such Person.

    "Closing Inventory Schedule" means the schedule of inventory to be sold as provided in Section 1.4.

    "Control" means the power, directly or indirectly, to cause the direction of management and policies, through ownership, contract or otherwise.

    "Assigned Contract" means the contracts of Seller which are being assigned to Buyer.

    "Assumed Liabilities" means those liabilities which are being assumed by the Buyer as provided in Section 1.2.

    "Base Balance Sheet" means the balance sheet of the Seller as defined in Section 2.7(a).

    "Blending Equipment" means the equipment described in Section 1.15.

    "Business" shall have the meaning provided in Section 1.1(a).

    "Closing" and "Closing Date" shall have the meaning provided in Section 1.5.

    Intentionally Deleted.

    "Environmental Laws" includes, but is not limited to, any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now in effect and in each case as amended to date and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating in any way to the environment, human health or safety, or Hazardous Materials, including without limitation the Occupational Safety and Health Act, Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. para. 9601 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. para 1801, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. para 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. para 1201 et seq.; the Toxic Substances Control Act, 15 U.S.C. para 2601, et seq.; the Clean Air Act, 42 U.S.C. para 7401, et seq.; the Safe Drinking Water Act, 42 U.S.C. para 3808, et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. para 136, et seq.; applicable State law counterparts of the foregoing, and the rules and regulations promulgated under any of the foregoing.

    "Excluded Assets" shall mean the assets identified in Section 1.1(b).

    "Hazardous Materials" includes (i) hazardous materials, hazardous wastes, hazardous substances, toxic wastes or substances, infectious or medical waste, radioactive waste or sewage sludges, petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, lead, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls ("PCBs"), and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any environmental law and (iii) any other chemical, material, waste or substance which is in any way regulated by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any materials such as asbestos and lead.

    "Intangible Assets" shall mean the assets identified in Section 1.1(a)(iv).

    "Inventory" shall mean the inventory described in Section 1.1(a)(i).

    "Material Adverse Effect" means a material adverse effect on the business, financial condition or results of operations of the Person taken as a whole.

    "Person" means an individual, partnership, limited liability entity, corporation, association, joint venture, or trust.

    "Purchase Order" means an order for the purchase of inventory as provided in Section 1.1(a)(ii).

    "Subject Assets" are the assets identified in Section 1.1(a).

[SIGNATURES OMITTED]